CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2016, relating to the financial statements and financial highlights, which appears in the June 30, 2016 Annual Report on Form N-CSR of JPMorgan Growth Advantage Fund (a separate fund of J.P. Morgan Mutual Fund Investment Trust). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 25, 2017